Exhibit 10.2

THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO REGULUS THERAPEUTICS INC.

CONVERTIBLE PROMISSORY NOTE

$5,426,952.05	Issuance Date: October 10, 2012

No. 3

FOR VALUE RECEIVED, Regulus Therapeutics Inc., a Delaware corporation (the “Maker”), promises to pay to Glaxo Group Limited or its assigns (the “Holder”) the principal sum of $5,426,952.05, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate per annum equal to the Interest Rate (as defined below) until paid in full. Subject to the provisions of Sections 2 and 4, all of the outstanding principal hereunder and accrued and unpaid interest thereon (such amount, subject to any reduction pursuant to Section 3(c), the “Outstanding Amount”) shall be due and payable on October 9, 2015 (the “Maturity Date”). This Note replaces and supersedes the Amended and Restated Convertible Promissory Note dated July 27, 2012.

Interest on this Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed and shall accrue and compound daily from the Issuance Date to (and including) the Maturity Date. All payments by the Maker under this Note shall be in immediately available funds.

1. Definitions. For purposes of this Note:

(a) “Affiliates” shall mean, with respect to any Person, each Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

(b) “Business Day” shall mean any day other than a (x) Saturday, (y) Sunday or (z) day on which state or federally chartered banking institutions in New York, New York or London, England are not required to be open.

(c) “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., that becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 20% or more of the outstanding voting power of the Maker (assuming the exercise or conversion of all securities owned by such person or group that are exercisable for or convertible into securities of the Maker with voting power), (ii) the consummation of any consolidation or merger of the Maker or similar transaction, in one or a series of transactions, involving any Person other than one of the Maker’s subsidiaries, pursuant to which the Common Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than a transaction or series of transactions, taken as whole, in which (A) the Persons that “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, common stock of the Maker immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction or series of transactions and (B) the Persons that “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, common stock of the Maker immediately prior to such transaction beneficially own, directly or indirectly, the voting shares of the continuing or surviving Person necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such continuing or surviving Person immediately after the transaction or series of transactions , (iii) the sale of all or substantially all the assets of the Maker (determined on a consolidated basis) to another Person or (iv) the approval by the stockholders of the Maker of a plan of liquidation or dissolution or other insolvency event.

(d) “Collaboration Agreement” shall mean the Product Development and Commercialization Agreement dated April 17, 2008 between Maker and Holder, as amended.

(e) “Common Stock” shall mean the common stock of the Maker, par value $0.001 per share, whether or not registered.

(f) “Conversion Price” shall mean, as of any Conversion Date or other date of determination, and subject to adjustment as provided herein, $4.00.

(g) “Conversion Date” shall mean the date, which shall be prior to the Conversion Deadline, on which this Note is converted in accordance with Section 2.

(h) “Convertible Securities” shall mean any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(i) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, regulations promulgated thereunder and any successor thereto.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Fundamental Change” shall mean a Change of Control or a Termination of Trading on or prior to the Maturity Date.

(l) “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

(m) “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person (i) for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or (ii) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances, (c) all obligations and liabilities (contingent or otherwise) of such Person (i) in respect of leases of such Person required, in conformity with GAAP, to be accounted for as capitalized lease obligations on the balance sheet of such Person (as determined by such Person, or the Maker in the case of any subsidiary of the Maker), or (ii) under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP), (d) all obligations (contingent or otherwise) of such Person with respect to any interest rate or other swap, cap, floor or collar agreement, hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (e) all direct or indirect guaranties, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (d), and (f) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (e).

(n) “Interest Rate” shall mean 3.297%.

(o) “Issuance Date” shall mean the Issuance Date first above written.

(p) “Options” shall mean any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(q) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(r) “Permitted Liens” shall mean (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, other than any Lien imposed by ERISA, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent and for which adequate reserves have been established in accordance with GAAP, (iv) any Lien relating to any Purchase

Money Indebtedness upon or in any equipment acquired or held by the Maker or any of its subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment and (v) Liens arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security benefits other than any Lien imposed by ERISA.

(s) “Permitted Senior Indebtedness” shall mean (i) Purchase Money Indebtedness of the Maker and (ii) any other Indebtedness of the Maker issued, assumed or otherwise incurred after the Issuance Date with respect to which the Holder has provided prior written consent to have such Indebtedness rank senior to, or pari passu with, the obligations hereunder, which consent shall not be unreasonably withheld, conditioned or delayed.

(t) “Purchase Money Indebtedness” shall mean Indebtedness (including capital lease obligations) with respect to equipment required by the Maker and used in the ordinary course of business, consisting of the deferred purchase price of such equipment, conditional sale obligations or obligations under any title retention agreement, in each case, where the maturity of such Indebtedness does not exceed the anticipated useful life of the equipment being financed, in the ordinary course of business; provided, however, that any lien or other encumbrance arising in connection with any such Indebtedness shall be limited to the specific equipment being financed; provided further, however, that such Indebtedness is Incurred at the time of acquisition of such equipment.

(u) “Termination of Trading” shall mean the termination or suspension for a period of more than five consecutive Business Days of trading of the Common Stock into which this Note may be converted on The Nasdaq Stock Market or any such other U.S. principal national securities exchange on which the Common Stock is then listed.

2. Conversion.

(a) At the option of the Holder, this Note shall be convertible into shares of Common Stock of the Maker on the terms and conditions set forth in this Section 2. Notwithstanding the foregoing, if the conversion of this Note pursuant to this Section 2 would otherwise result in the Holder, together with its Affiliates, owning more than 9.99% of the outstanding Common Stock calculated on an as-converted, fully-diluted basis (including as outstanding shares of capital stock issuable upon exercise or conversion of all outstanding Options, Purchase Rights or other Convertible Securities of the Maker), immediately following the conversion of the Note (the “9.99% Threshold”), the Outstanding Amount shall be converted into (i) that number of shares of Common Stock that would result in the Maker reaching, but not exceeding, the 9.99% Threshold (the “9.99% Shares”), and (ii) an amount in cash equal to the difference between (A) the product of (1) the number of 9.99% Shares issued upon conversion, multiplied by (2) the Conversion Price and (B) the Outstanding Amount.

(b) Subject to Sections 2(a), 2(c) and 2(d) hereof, at any time between the Issuance Date and 11:59 p.m. New York City time on the Business Day immediately preceding the Maturity Date (the “Conversion Deadline”), the Holder shall be entitled to convert all, but not less than all, of the then Outstanding Amount into shares of Common Stock based on the Conversion Rate described in Section 2(c) below. All shares of Common Stock issued upon conversion of this Note (i) shall be duly issued, fully paid and non-assessable and (ii) shall not be subject to any Liens, preemptive rights or other transfer restrictions. The Maker shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of this Note; provided, that the Maker shall not be responsible for the payment of any income taxes that may be incurred by the Holder as a result of such conversion.

(c) Conversion Rate, Adjustment to the Conversion Price.

(i)	The number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 2 shall be equal to (i) the Outstanding Amount as of the Conversion Date (defined below) divided by (ii) the Conversion Price; provided that if the conversion would result in the issuance of a fraction of a share of Common Stock, the Maker shall round such fraction of a share of Common Stock up to the nearest whole share.

(ii)	Adjustment of Conversion Price upon Subdivision or Combination of shares of Common Stock. If the Maker at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Maker at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii)

Rights upon a Corporate Event. In addition to and not in substitution for any other rights hereunder (but not in duplication of any adjustment made pursuant to Section 2(c)(ii)), prior to the consummation of any transaction pursuant to which all holders of outstanding shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Maker shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note for shares of Common Stock, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the terms of conversion set forth in Section 2(c)(i). The provisions of this Section 2(c)(iii) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of this Note.

(iv)	Purchase Rights. If at any time the Holder grants, issues or sells any rights to purchase stock, warrants, securities or other property pro rata to all record holders of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d) Mechanics of Conversion.

(v)	Share Conversion Notice. To convert this Note into shares of Common Stock on any Conversion Date, the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on the Conversion Date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”)

to the Maker:

Regulus Therapeutics Inc.

3545 John Hopkins Court, Suite 210

San Diego, CA 92121

Attn: President and CEO

Facsimile: (858) 202-6363

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: Thomas A. Coll, Esq.

Facsimile: (858) 550-6420

and (B) physically surrender the Note to the Maker for cancellation in connection with such conversion.

(vi)	Share Delivery. On or before the third Business Day following the date of receipt of a Conversion Notice and the Maker’s receipt of the Note from the Holder, the Maker shall issue and deliver to such address of the Holder as is set forth in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. The Person entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(e) Availability of Authorized Shares. The Maker covenants and agrees that at all times from the Issuance Date to the earlier of (i) a Conversion Date and (ii) the Maturity Date, the Maker shall reserve and keep available out of its authorized but unissued shares of capital stock such number of shares of Common Stock, as shall from time to time be sufficient to effect the conversion of this Note.

3. Repayment and Setoff.

(a) Subject to the provisions in Sections 2 and 4, the Outstanding Amount, if any, will be repaid in cash on the Maturity Date.

(b) In the event the Holder terminates the Collaboration Agreement without cause or the Maker terminates the Collaboration Agreement as a result of a material breach by the Holder, in each case, prior to the Maturity Date, this Note may be prepaid in cash, in whole but not in part and without any pre-payment penalty, prior to the Maturity Date at the election of the Maker and without the prior written consent of the Holder. Except as provided in Section 2(a) and in this Section 3(b), the Maker shall not have the right to repay in cash, in whole or in part, any Outstanding Amount prior to the Maturity Date.

(c) On or prior to the Maturity Date, the Holder, at its option, by delivery of written notice to the Maker, may setoff any Outstanding Amount against any amount due and payable by the Holder or its Affiliates to the Maker under the Collaboration Agreement, including any milestone payment, and upon delivery of such written notice the Outstanding Amount shall be reduced by the amount that is setoff, with such setoff first being applied to reduce any accrued and unpaid interest outstanding hereunder and then to reduce the principal amount of this Note.

4. Fundamental Change. At least 20 days prior to the occurrence of any Fundamental Change (the effective date of the Fundamental Change, the “Fundamental Change Date”), the Maker shall deliver written notice to the Holder describing in reasonable detail the terms of the

Fundamental Change. Upon receipt of such notice, the Holder may (but is not obligated to) by written notice to the Maker declare due and payable in cash on the Fundamental Change Date (i) the Outstanding Amount under this Note as of the Fundamental Change Date and (ii) a fee (the “Make-Whole Premium”) in the amount equal to the projected interest that would have accrued pursuant to this Note from the Fundamental Change Date to the Maturity Date assuming that no Outstanding Amount were prepaid, repaid, converted or offset pursuant to the terms hereof on or after the Fundamental Change Date.

5. Events of Default. The Outstanding Amount under this Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) the Maker fails to pay any of the principal or interest under this Note within 10 days of Maker’s receipt of written notice that such amount is due and payable;

(b) the Maker or any of its Affiliates shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any other Indebtedness in excess of $10,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to Indebtedness;

(c) any material default by the Maker in the due performance or observance of any covenant or agreement contained in this Note that remains uncured for 10 days after the date the Holder notifies the Maker of such default;

(d) any default by the Maker in due performance or observance of the covenants and agreements set forth in Section 6 of this Note;

(e) the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(f) an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing;

(g) with respect to any consolidated financial statements included in the Maker’s annual report on Form 10-K filed pursuant to the Exchange Act, the failure of the Maker to obtain a report thereon that is unqualified as to going concern and scope of audit and issued by independent certified public accountants of recognized national standing; or

(h) termination of the Collaboration Agreement by the Holder (or its assignee or successor under the Collaboration Agreement) in accordance with the terms thereof by reason of material breach of the Collaboration Agreement by the Maker.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware.

6. Subordination, Permitted Liens. This Note (including, but not limited to, the obligations with respect to payment of the Outstanding Amount and the Make-Whole Premium) shall rank senior to all Indebtedness of the Maker and its subsidiaries, if any, whether issued, assumed or otherwise incurred prior to, on or after the Issuance Date, except for Permitted Senior Indebtedness. So long as this Note is outstanding, without the prior written consent of the Holder, the Maker shall not and the Maker shall not permit any of its subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Maker or any of its subsidiaries (collectively, “Liens”) other than Permitted Liens.

7. Miscellaneous.

(a) All payments by the Maker under this Note shall be made without set-off (except as provided in Section 3(c)) or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b) No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(c) The Maker hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(d) Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties, or such other address as may be specified in writing to the other parties hereto:

if to Holder:	Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS United Kingdom Facsimile: 44-20 8049 6904 Attention: Company Secretary

with a copy to:	GlaxoSmithKline 200 N 16th Street Mail Code FP2355 Philadelphia, PA 19002 Facsimile: 215-751-5349 Attention: Vice President Legal Operations Corporate Functions - US

if to Maker:	Regulus Therapeutics Inc. 3545 John Hopkins Court, Suite 210 Facsimile: Attention: President and CEO

(e) The Holder agrees that no director or officer of the Maker shall have any personal liability for the repayment of this Note.

(f) This Note may not be amended or modified except by an instrument executed by the Maker and the Holder.

(g) Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue hereof as a member or stockholder of the Maker.

(h) All rights and obligations hereunder shall be governed by the laws of the State of Delaware (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

(i) Upon receipt by the Maker of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Maker in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Maker shall execute and deliver to the Holder a new Note (in accordance with Section 7(j)) representing the then outstanding principal amount hereof.

(j) If the Maker is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note and (v) shall represent accrued Interest from the Issuance Date.

(k) The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Maker therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without any bond or other security being required.

(l) If (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (ii) there occurs any bankruptcy, reorganization, receivership of the Maker or other proceedings affecting the Maker’s creditors’ rights and involving a claim under this Note, then the Maker shall pay the documented costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(m) The Holder shall be entitled to transfer or assign this Note to any of its Affiliates without the Maker’s consent.

MAKER: REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Title:	President and CEO

[Signature Page to Convertible Promissory Note]

HOLDER: GLAXO GROUP LIMITED

By:	/s/ Catherine Springett
Title:	Authorized Signatory

[Signature Page to Convertible Promissory Note]